Exhibit 99.1

SkinTE™ Health Economics—DFU Interim Analysis Data Demonstrates Potential for Cost Savings and Improved Wound Closure

SALT LAKE CITY, September 16, 2020 – PolarityTE, Inc. (Nasdaq: PTE) today announced cost per product data from the protocol-specified interim analysis in the Company’s ongoing randomized controlled trial (RCT) evaluating SkinTE for the treatment of diabetic foot ulcers (DFUs), which previously reported statistically significant wound closure rates of 72% for SkinTE plus the standard of care (SOC) vs 32% for the SOC alone (p=0.005).

Key Findings

●	Favorable cost for SkinTE vs. data reported for skin substitute products: The SkinTE DFU RCT interim analysis demonstrated mean total product cost per treated wound of $1,311.20, which is 61% lower than the mean cost of product per treated wound reported by Samsell, et al.
●	Higher wound closure rate vs. data reported for skin substitute products: The 12-week wound closure rate in the SkinTE DFU RCT interim analysis was 72%, which is 60% greater than the mean 12-week healing rate reported by Samsell, et al.

Mean total product cost per patient was calculated based on the current pricing for SkinTE multiplied by the number of applications required per patient. SkinTE mean total product cost per treated wound was $1,311.20, with 1.08 mean applications per patient.

A study published by Samsell, et al. in the Journal of Wound Care (September 2019) entitled, “Health economics for treatment of diabetic foot ulcers: a cost-effectiveness analysis of eight skin substitutes,” reviewed the cost of eight widely used skin substitute products.1 Although SkinTE was not included in the study and the DFU RCT interim analysis reported on a smaller patient population, the cost of SkinTE appears to compare favorably to other products reviewed in the study.

In the Samsell, et al. study, the mean healing rate was 45% at 12 weeks (ranging from 28-62%) and 54% at 16 weeks (ranging from 33-68%) with skin substitutes, including products such as human fibroblast-derived dermal substitutes, human acellular dermal matrices, bioengineered living cellular constructs, human placental membrane allografts, and collagen bilayer matrices. The mean cost of product per treated wound was $3,368 (ranging from $1,007.17 to $7,822.27). The mean number of applications required to treat one DFU was 4.45 and ranged from 1.2 to 10.1.

As noted above, the SkinTE DFU RCT interim analysis data demonstrated mean total product costs of $1,311.20, which is 61% lower than the mean cost of product per treated wound reported by Samsell, et al. Moreover, the mean of the number of applications reported by Samsell et al. is four times greater than the 1.08 applications per patient in the SkinTE DFU RCT interim analysis. Finally, the 12-week wound closure rate in the SkinTE DFU RCT interim analysis was 72%, which is 60% greater than the mean 12-week healing rate reported by Samsell, et al.

Richard Hague, President and Chief Operating Officer at PolarityTE commented, “It is important to note the DFU RCT interim analysis data is based on a limited set of 25 patients treated with SkinTE. However, we are encouraged by the data we’ve seen so far and look forward to reporting results from the completed study in due course.” Mr. Hague continued, “We appreciate that the variable costs of skin substitutes combined with the high number of applications required to close a wound can create a challenging environment for patients, providers, and payors alike. We are heartened by the potential cost savings SkinTE offers all parties as a result of the low number of applications required to close DFUs in the interim analysis.”

Nikolai Sopko, MD, PhD, Chief Scientific Officer commented, “The devastating impact of DFUs on patients is significant and the cost of DFUs to the US healthcare system is extensive. We view this data as highlighting the potential for SkinTE to provide cost savings for the treatment of DFUs.”

As of September 15, 2020, approximately 78 patients have been enrolled in the Company’s DFU RCT, which has a target enrollment of 102 patients. The Company expects enrollment to complete by the first quarter of 2021, with top line data available by the second quarter of 2021.

1 Samsell B, McLean J, Cazzell S, Dorsch K, Moyer PM, Moore M. Health economics for treatment of diabetic foot ulcers: a cost-effectiveness analysis of eight skin substitutes. J Wound Care. 2019;28(Sup9):S14-S26. doi:10.12968/jowc.2019.28.Sup9.S14

About PolarityTE®

PolarityTE is focused on transforming the lives of patients by discovering, designing and developing a range of regenerative tissue products and biomaterials for the fields of medicine, biomedical engineering and material sciences. Rather than manufacturing with synthetic and foreign materials within artificially engineered environments, PolarityTE manufactures products from the patient’s own tissue and uses the patient’s own body to support the regenerative process. From a small piece of healthy autologous tissue, the company creates an easily deployable, dynamic and self-propagating product designed to regenerate the target tissues. PolarityTE’s innovative methods are intended to promote and accelerate growth of the patient’s tissues to undergo a form of effective regenerative healing. Learn more at www.PolarityTE.com – Welcome to the Shift®.

About SkinTE™

SkinTE is a human cellular and tissue-based product derived from a patient’s own skin (autologous) intended for the repair, reconstruction, replacement, or supplementation of skin tissue. Aseptic surgical procedures and handling during skin harvest, wound preparation, and SkinTE deployment are mandatory.

SkinTE is currently marketed as a human cell, tissue, and cellular and tissue-based product regulated solely under Section 361 of the Public Health Service Act (PHS Act) and 21 CFR Part 1271 (i.e., as a 361 HCT/P). PolarityTE plans to file an investigational new drug application (IND) with FDA followed by a biologics license application (BLA) to have SkinTE regulated as a biologic under the federal Food Drug & Cosmetic Act and Section 351 of the PHS Act (i.e., as a 351 HCT/P), and will propose to FDA a plan for transitioning SkinTE from a 361 HCT/P to a 351 HCT/P.

Important Safety Information

SkinTE is donated human tissue for autologous, single application use only. SkinTE has not been evaluated for infectious substances. SkinTE may contain trace amounts of antibiotics (e.g., gentamicin), which may potentially cause an adverse effect in patients who are hypersensitive or allergic to antibiotics. For patients sensitive to or allergic to gentamicin, alternative processing is available with prior notice. Patients with multiple comorbidities, or who have any condition that could compromise recipient site vascularity and wound healing, should be carefully evaluated prior to using SkinTE. Such conditions may prevent successful outcomes or lead to suboptimal results. Failure to ensure proper aseptic technique may result in contamination of the harvested skin, donor site, tissue product and/or wound bed, and could result in potential adverse events including local, regional, or systemic infection, failure of the graft to take upon deployment, failure of skin to heal and/or regenerate, deleterious effects on potential surrounding or adjacent reconstructions including infection, failure of adjacent grafted material to take and heal, the need for further surgical operations(s), and/or debridement or other serious injuries or death. Failure to follow instructions may lead to suboptimal outcomes, product failure and/or patient harm. Outcomes may vary. Risks also include those associated with skin grafting such as graft failure, infection, and/or effects adjacent tissue or reconstructions.

Forward Looking Statements

Certain statements contained in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. They are generally identified by words such as “believes,” “may,” “expects,” “anticipates,” “intend,” “plan,” “will,” “would,” “should” and similar expressions. Readers should not place undue reliance on such forward-looking statements, which are based upon the Company’s beliefs and assumptions as of the date of this release. The Company’s actual results could differ materially due to the impact of the COVID-19 pandemic and FDA regulatory matters, which cannot be predicted, and the risk factors and other items described in more detail in the “Risk Factors” section of the Company’s annual report on Form 10-K, quarterly reports on Form 10-Q, and other filings with the SEC (copies of which may be obtained at www.sec.gov). Subsequent events and developments may cause these forward-looking statements to change. The Company specifically disclaims any obligation or intention to update or revise these forward-looking statements as a result of changed events or circumstances that occur after the date of this release, except as required by applicable law. Our actual results could differ materially due to risk factors and other items described in more detail in the “Risk Factors” section of the Company’s Annual Reports and other filings with the SEC (copies of which may be obtained at www.sec.gov).

POLARITYTE, the POLARITYTE logo, SKINTE, WHERE SELF REGENERATES SELF and WELCOME TO THE SHIFT are trademarks or registered trademarks of PolarityTE, Inc.

CONTACTS

Investors:

Rich Haerle

VP, Investor Relations

PolarityTE, Inc.

ir@PolarityTE.com

(385) 315-0697